Exhibit (a)(1)(P)

To Googlers on Leaves of Absence during Stock Option Exchange Offer Period:

As we hope you are aware, on February 3, 2009, Google launched a one for one Exchange Offer to all Googlers with eligible options issued under the 2004 stock plan.

To ensure that you have access to all of the available documents, we are providing you a copy of the Tender Offer, FAQ, presentation materials, emails, blog posts, election tool screen shots, and country-specific information. It is also available for those of you with access to the Google network at go/optionexchange. All of this material is publicly available on the website of the Securities and Exchange Commission, www.sec.gov.

You have until Monday, March 9, 2009 at 6:00 am Pacific Time to make your election to participate. You may make your election in one of two ways:

•	You may use the online election tool which may be accessed through go/optionexchange;

•	You may follow the instructions on Page 31 of this document which outlines the process for mailing in a physical election form.

We have a dedicated email alias for all questions:                     @google.com

Copied below is the text of a recent email from Eric Schmidt reminding Googlers of the plan.

Kind regards,

The Stock Option Exchange Offer team

Dear Googlers,

January 14, 2009 was an important day for Google employees … that Wednesday, the Board of Directors approved a stock option exchange program for Googlers.

Everyone on the management team was excited to get this done. We have spent a lot of time discussing and thinking about how to reward employees for their hard work and creativity—and this is a question that many of you have raised through Googlegeist and directly with your managers. By offering Googlers a one-to-one option exchange, where underwater options can be exchanged for an equal number of options at a lower strike price, we hope to give you a better starting point for your stock-based compensation and so improve your chances of creating value from those options.

I recommend that you take the time to educate yourself about the program by looking at this site. If you decide to participate, you’ll need to go to the election tool and submit your options before 6 AM Pacific Time on Monday, March 9th (i.e. early in the morning on Monday).

There are 20 days left in the offer period, but don’t put this off until the last minute. It’s an important decision, and one you should give your full consideration.

Thanks very much!

Eric